Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34384 and 333-173729) pertaining to the Books-A-Million, Inc. 401(k) Profit Sharing Plan of our report dated June 28, 2013, with respect to the statement of net assets available for benefits of the Books-A-Million, Inc. 401(k) Profit Sharing Plan as of December 31, 2012 included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 27, 2014